SEPARATION AND CONSULTANCY AGREEMENT

In consideration of the promises contained herein, Scientific Games Corporation, 6601 Bermuda Road, Las Vegas, NV 89119 (the “Company”) and David W. Smail (“you”), agree that:

WHEREAS, you have been employed by the Company since August 3, 2015, pursuant to an employment agreement dated July 14, 2015 (the “Employment Agreement”); and

WHEREAS, you and the Company wish to resolve all matters related to your employment with the Company, on the terms and conditions expressed in this Separation and Consultancy Agreement (“Agreement”).

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1.Last Day of Employment. Your last day of employment with the Company is September 3, 2018 (the “Separation Date”). Your employment and the Employment Agreement will terminate on that date, except that any provisions in the Employment Agreement designed to survive termination will survive (including, without limitation, Section 7 thereof).
2.    Separation Benefits In Return for Signing.
(a)    Separation Benefits. You will receive, to the extent you have not already received, the Standard Termination Payments, as defined in Section 4(a) of the Employment Agreement. In return for your signing this Agreement and complying with the promises made by you in this Agreement and the Employment Agreement, the Company will provide you with the separation benefits (the “Separation Benefits”) described in Section 4(g) of the Employment Agreement, which includes accelerated vesting of your outstanding unvested equity grants, subject to Sections 4 (including, without limitation, your obligation under Section 4(i)) and 5 and the other provisions of the Employment Agreement. You acknowledge and agree that the Separation Benefits are separate from and in addition to what you are already entitled to receive from the Company unless you execute and deliver this Agreement. You further acknowledge and agree that Exhibit A attached hereto sets forth, as of the Separation Date, all of your outstanding unvested equity awards that will become vested if you sign this Agreement and comply with the promises made by you in the Agreement and the Employment Agreement. If you are rehired by the Company or hired by any affiliate of the Company, all Separation Benefits will terminate as of the commencement date of such employment.

(b)    Annual Bonus. In addition to the Separation Benefits described above, if you satisfactorily fulfill your obligations under Section 4 with regard to providing consulting services, and subject to your execution and non-revocation of this Agreement, you shall be entitled to the Incentive Compensation (as defined in the Employment Agreement) (in addition to the Incentive Compensation under Section 4) which would have been payable to you had you remained in employment with the Company during the entire 2018 year, on a pro-rata basis attributable to your employment from January 1, 2018 to the Separation Date. Such Incentive Compensation, if any, will be payable no later than March 15, 2019. You acknowledge that you otherwise are not entitled to such Incentive Compensation pursuant to the Employment Agreement.

(c)    No Other Benefits. Except as provided in this Agreement, you shall not be entitled to receive any other payment, benefit or other form of compensation as a result of your employment or the termination thereof.

(d)    Tax Withholding. All taxable payments made by the Company to you hereunder shall be subject to all applicable withholding deductions.

3.    No Separation Benefits Unless You Sign this Agreement and Do Not Revoke It. You understand and agree that you will not receive any of the Separation Benefits specified in Section 2 above unless: (a) you sign and return a fully signed copy of this Agreement within the time period specified below and do not revoke or rescind this Agreement within the time period specified below, and (b) you fulfill all of the promises contained herein.

4.    Senior Advisory Role.

(a)    You and the Company agree that, after the Separation Date you will provide, as an independent contractor, consulting services as described in this Section 4 in consideration for your continued eligibility for an annual incentive bonus as described below. You agree to provide the consulting services described below from September 4, 2018 through December 31, 2018 (the “Consulting Period”). During the Consulting Period, you agree to (i) assist in transitioning your duties and responsibilities, (ii) continue to assist on matters reasonably within your knowledge, (iii) make introductions as reasonably requested and (iv) provide advice on such matters as reasonably requested (collectively, the “Services”). In consideration of your providing the Services, and subject to your execution and non-revocation of this Agreement, you will be eligible to receive an amount equal to the Incentive Compensation which would have been payable to you had you remained in employment with the Company during the entire 2018 year, on a pro-rata basis in respect of your service during the Consulting Period. Such Incentive Compensation, if any, will be payable no later than March 15, 2019. During the Consulting Period, the Company will also reimburse you for any reasonable costs and expenses approved in advance by the Company and incurred in connection with the performance of the Services, subject to the Company’s expense reimbursement policies in effect from time to time.

(b)    In no event will you be expected to perform, or will you perform, Services that exceed 20% of the average level of bona fide services that you provided to the Company during your employment with the Company (the intent of the foregoing is that you will have incurred a “separation from service,” within the meaning of Section 409A, from the Company on the Separation Date). In addition, you may perform the Services remotely, although you will make yourself available as reasonably required by the Company for travel to a Company or other location as requested by the Company and subject to the expense reimbursement provisions of Section 4(a).

(c)    You acknowledge and agree that in performing the Services, you are acting solely as an independent contractor and not as an employee, legal representative or agent of the Company or any of its affiliates and that you shall perform the Services under the general direction of the Company’s Chief Executive Officer or his designee. Furthermore, nothing herein is intended to, or shall be deemed to constitute a partnership or joint venture between the Company or any of its affiliates, on the one hand, and you, on the other hand. The Company's sole obligation to you with respect to the Services shall be pursuant to this Section 4. You acknowledge and agree that as an independent contractor you alone will be responsible for federal, state, and local taxes, and self-employment taxes, on the compensation payable to you for your Services.

(d)    You will be indemnified by the Company for the Services that you provide during the Consulting Period on the same basis that the Company indemnifies officers of the Company, provided that, for clarity, you acknowledge that you will not be eligible for coverage under the Company’s directors and officers’ liability insurance policy.

(e)    Notwithstanding anything contained in the Employment Agreement or in any award agreement, any vested stock options you hold will remain outstanding and exercisable by you for a period of ninety (90) days following the end of the Consulting Period (but in no event later than the expiration date of such stock options), after which date any unexercised stock options will be canceled for no consideration.

5.    General Release of Claims. In consideration for the Separation Benefits specified in Section 2 above, which you acknowledge are not otherwise owed to you unless you execute and deliver this Agreement, and as an inducement for the Company to enter into the consulting arrangement and provide the benefits described in Section 4, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Releasors”), the Company, and its parents, affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present shareholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Releasors have or may have against Released Parties as of the day you sign this Agreement, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company and its affiliates, separation from employment with the Company, or your treatment by the Company while in the employ of the Company and its affiliates, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including without limitation attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:

(a)    salary and other wages, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, paid time off or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;
(b)    discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;
(c)    discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 and as further amended (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;
(d)    breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to you;
(e)    defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;
(f)    any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; Equal Pay Act; or Payment of Wages Act; or any comparable federal, state or local law;
(g)    any violation of the Immigration Reform and Control Act, or any comparable federal, state or local law;
(h)    any violation of the Fair Credit Reporting Act, or any comparable federal, state or local law;
(i)    any violation of the Family and Medical Leave Act;
(j)    any violation of the Nevada Fair Employment Practices Act (Nev. Rev. Stat. §613.310 et seq.), any Nevada wage and hour law (Nev. Rev. Stat. §608.016 et seq.), or any comparable federal, state or local law and any violation of any comparable statute, regulation, or law of any country or nation; New York State Human Rights Law, the New York City Administrative Code, the New York Labor Law, the New York Minimum Wage Act, the statutory provisions regarding retaliation/discrimination in the New York Worker’s Compensation Law, the New York City Earned Sick Time Act, any other claim of discrimination or retaliation in employment (whether based on federal, state, or local law, statutory or decisional) that may be lawfully waived by agreement, and any other claim relating to your employment or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment;
(k)    costs, fees, or other expenses, including attorneys’ fees; and
(l)    any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.

Excluded from the release set forth in this Section 5 are: (i) any Claims or rights to enforce this Agreement against the Company, (ii) Claims arising after the date you sign this Agreement, (iii) any Claims that you cannot lawfully release, and (iv) your rights, if any, to indemnification and directors’ and officers’ liability insurance coverage. Notwithstanding anything to the contrary contained herein, including in Section 6 below, also excluded from the release set forth in this Section 5 is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. You are, however, to the extent allowed by law, waiving your right to recover money or other damages in connection with any such charge or investigation filed with the Equal Employment Opportunity Commission, the National Labor Relations Board or similar state or local agency. You are also, to the extent allowed by law, waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or similar state or local agency.

Furthermore, notwithstanding anything herein to the contrary, nothing in this Agreement or any other agreement with the Company shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

6.    Additional Agreements by Employee.

(a)    BY SIGNING THIS AGREEMENT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 5. You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 5 and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If you break this promise and file a lawsuit, arbitration or other proceeding asserting any Claim waived in this Agreement, (i) you will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company, including damages, reinstatement or attorneys' fees; and (iii) if you are awarded money damages, you will assign to the Released Parties your right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Released Party is a party. Furthermore, if you are made a member of a class or collective action in any proceeding without your prior knowledge or consent, you agree to opt out of the class or collective action at the first opportunity. Notwithstanding the foregoing, this Section 6 does not limit your right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.

(b)    You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

(c)    You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party to any such claim, against any of the Released Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Agreement. You understand and agree that this Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.

(d)    You reiterate your obligations under Section 5 of the Employment Agreement as if fully set forth herein.

(e)    You agree to cooperate with Company and take all necessary steps to effectuate this Agreement, each of its terms and the intent of the parties.

7.    Affirmations. In signing this Agreement, you are affirming that:

(a)    You have been paid and/or have received all compensation, wages, bonuses, commissions, overtime and/or benefits to which you may be entitled (except as set forth in this Agreement). You affirm that you have been granted or not been denied any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(b)    You are not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c)    You have no known workplace injuries or occupational diseases;

(d)    You have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that you have not reported to the Company in writing. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency;

(e)    You acknowledge and agree that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law;

(f)    On or about the Separation Date, or within a reasonable time thereafter, the Company provided you with timely and adequate notice of your right to continue group insurance benefits under COBRA (unless such notice was not required to be given because, on the day before termination, you did not receive group health insurance benefits through the Company and thus are not a qualified beneficiary within the meaning of COBRA); and

(g)    You acknowledge and agree that if you breach the provisions of this Agreement (including, but not limited to, Section 8 or the provisions of the Employment Agreement which survive), that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, the return of the Separation Benefits, other monetary damages, and the payment of the Company’s attorneys’ fees. Additionally, if you breach this Agreement, Company shall have the right, without waiving any other remedies in law or equity, to cease any further payments pursuant to Section 2 and 4. Notwithstanding such cessation of payments, all of your obligations hereunder shall be continuing and enforceable including but not limited to your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for such breach.

8.    Confidentiality. You agree that it is a material condition of this Agreement that you shall keep the terms of this Agreement, strictly and completely confidential and that you will not directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any employee of the Company (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or underlying this Agreement, except as may be required by law or compulsory process; provided, however, that you may disclose the terms of this Agreement to your immediate family, attorneys, and accountants or other financial advisors so long as they agree to abide by the foregoing confidentiality restriction. Notwithstanding the foregoing, you may disclose the terms of this Agreement to the minimum extent necessary to enforce the terms hereof.

9.    Return of Property. You agree that no later than your last day of employment with the Company, you will return any and all property, including all copies or duplicates thereof, belonging to the Company, including but not limited to keys, key cards, security cards, identification badges, records, papers, files, blueprints, documents, equipment, phone, computer equipment and software, computer disks, thumb drives, supplies, customer or client lists and customer or client information, and all copies thereof and any other Company property under your control, unless the Company determines to continue to provide you with any of the foregoing during the Consulting Period and, if you are provided with any of the foregoing, you agree to promptly return same to the Company upon the expiration of the Consulting Period.

10.    Non-Admission of Wrongdoing. You and the Company agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by any of the Released Parties of any liability, wrongdoing, or unlawful conduct of any kind, and the Released Parties do specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory. Additionally, this Agreement, its existence or its terms will not be admissible in any proceeding other than a proceeding to enforce the terms of this Agreement.

11.    Amendment. You understand and agree that this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

12.    Entire Agreement; Waiver. You understand and agree that this Agreement sets forth the entire agreement between you and the Company concerning the subject matter herein, and that it fully supersedes any prior obligation of the Company to you, as well as any agreements between you and the Company, other than any agreements relating to inventions, intellectual property, confidentiality, non-disparagement, non-competition and/or non-solicitation, including those set forth in Section 5 of your Employment Agreement, and all other provisions of the Employment Agreement designed to survive the termination of your employment with the Company. You acknowledge and affirm that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those that are set forth in this Agreement. One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

13.    Right to Consider, Rescind and Revoke Acceptance. This Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the Age Discrimination in Employment Act. In signing this Agreement, you understand and agree that:

(a)    You are specifically advised to consult with an attorney of your own choosing before you sign this Agreement, as it waives and releases rights you have or may have under federal, state and local law, including but not limited to the Age Discrimination in Employment Act. You acknowledge that you will bear all expenses incurred by you in the negotiation and preparation of this Agreement, and the Company will bear all fees incurred by it.

(b)    You will have up to twenty-one (21) calendar days from the Separation Date to decide whether to accept and sign this Agreement. In the event you do sign this Agreement, you may revoke or rescind your acceptance within seven (7) calendar days of signing it, and it will not become effective or enforceable until the eighth (8th) day after you sign it (the “Effective Date”). In order to effectively revoke or rescind your acceptance, the revocation or rescission must be in writing and postmarked within the seven (7) calendar day period, and properly addressed to:

Scientific Games
6601 Bermuda Road
Las Vegas, NV 89119
Attention: Shawn Williams, Human Resources

You acknowledge that if you do not accept this Agreement in the manner described above, it will be withdrawn and of no effect. You acknowledge and agree that, if you revoke your acceptance of this Agreement, you shall receive none of the benefits provided hereunder and this Agreement shall be null and void, having have no further force or effect, and that said Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. You further acknowledge that if the Agreement is not revoked in the time period set forth above, you shall have forever waived your right to revoke this Agreement, and it shall thereafter have full force and effect as of the Effective Date.

(c)     Any and all questions regarding the terms of this Agreement have been asked and answered to your complete satisfaction.

(d)    You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.

(e)    You are entering into this Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.

(f)     Any modifications of or revisions to this Agreement do not re-start the consideration period, described in paragraph(b) of this Section 13.

(g)    You understand that the releases contained in this Agreement do not extend to any rights or claims that you have under the Age Discrimination in Employment Act that first arise after execution of this Agreement.

14.    409A. This Agreement is intended to comply with or be exempt from Section 409A or an exception thereunder and shall be interpreted, construed and administered in accordance therewith. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after your Separation Date or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the first payroll date following the date that is six (6) months after your Separation Date. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. For purposes of Section 409A, each installment payment, if applicable, provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you as a result of this Agreement failing to comply with Section 409A.

15.    Resignation of Director and Officer Positions. As of the Separation Date, you will resign your position, if any, as an officer and/or director of the Company and all of the Company’s subsidiaries. You will execute and deliver to the Company any requested resignation letters documenting your resignation from such positions.

16.    Governing Law; Arbitration. The parties hereby agree that the “Governing Law; Arbitration” section of the Employment Agreement set forth at Section 12 of the Employment Agreement is incorporated herein.

17.    Miscellaneous. This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on an electronically mailed copy of the Agreement or a signature transmitted by electronic mail shall have the same effect as the original signature. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.

[signatures follow on the next page]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily entered into this Agreement as of the date set forth below:

SCIENTIFIC GAMES CORPORATION

By:_/s/ Shawn Williams___________
Name: __ Shawn Williams ________
Title: __CHRO__________________

I have decided to accept this Agreement, to fulfill the promises I have made, and to receive the Separation Benefits described in Section 2 and the benefits described in Section 4 above. I hereby freely and voluntarily assent to all the terms and conditions in this Agreement. I understand that this Agreement will become a binding agreement between the Company and me as of the 8th day after I sign it, and I am signing this Agreement as my own free act with the full intent of releasing the Released Parties from all Claims, as described in Section 5 above, including but not limited to those under the Age Discrimination in Employment Act (ADEA).

_/s/ David W. Smail_________________        Date:__9/3/18_____________
DAVID W. SMAIL

EXHIBIT A

Award Type	Grant Date	Exercise Price	Quantity Granted	Amounts Vested	Accelerated Vested Quantity Upon Termination
2015 Restricted Stock Units	8/3/2015	N/A	16,441	12,330	4,111
2015 Stock Options	8/3/2015	$15.21	33,068	24,801	8,267
2016 Restricted Stock Units	6/21/2016	N/A	25,906	12,953	12,953
2016 Stock Options	6/21/2016	$9.65	51,229	25,614	25,615
2016 Performance-Conditioned Stock Options	6/21/2016	$9.65	51,229	25,614	25,615
2017 Restricted Stock Units	3/9/2017	N/A	11,574	2,893	8,681
2017 Stock Options	3/9/2017	$21.60	22,872	5,718	17,154
2017 Performance-Conditioned Stock Options	3/9/2017	$21.60	22,872	5,718	17,154
2018 Restricted Stock Units	3/30/2018	N/A	6,078	0	6,078
2018 Stock Options	3/30/2018	$41.13	12,025	0	12,025
2018 Performance-Conditioned Stock Options	3/30/2018	$41.13	12,025	0	12,025